Exhibit 10.1

MIDLAND STATES BANCORP, INC.

SECOND AMENDED AND RESTATED

2010 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AWARD TERMS

The Participant specified below has been granted this Restricted Stock Award (“Award”) by MIDLAND STATES BANCORP, INC., an Illinois corporation (the “Company”), under the terms of the MIDLAND STATES BANCORP, INC. SECOND AMENDED AND RESTATED 2010 LONG‑TERM INCENTIVE PLAN (the “Plan”).  The Award shall be subject to the Plan as well as the following terms and conditions (the “Award Agreement”):

Section 1.        Award.  In accordance with the Plan, and in recognition of the Participant’s senior role in the business of the Company, as an employee of the Company or one of the Company’s affiliates (collectively, including Midland States Bank and its subsidiaries and affiliated entities, the “Employer”), the Company hereby grants to the Participant this Award which represents the right to receive Stock (the “Covered Shares”) as set forth in Section 2. This Award is in all respects limited and conditioned as provided herein, including the restrictive covenants set forth in Section 3(d) below.

Section 2.        Terms of Restricted Stock Award.  The following words and phrases relating to the grant of the Award shall have the following meanings:

(a)        The “Participant” is [[FIRSTNAME]] [[LASTNAME]].

(b)        The “Grant Date” is [[GRANTDATE]].

(c)        The number of “Covered Shares” is [[SHARESGRANTED]] shares of Stock.

Except where the context clearly implies to the contrary, any capitalized term in this Award Agreement shall have the meaning ascribed to that term under the Plan.

Section 3.        Restricted Period and Covenants.  This Award Agreement evidences the Company’s grant to the Participant as of the Grant Date, on the terms and conditions described in this Award Agreement and in the Plan, the right of the Participant to receive stock free of restrictions once the Restricted Period ends.

(a)        Subject to the limitations of this Award Agreement, the “Restricted Period” for each installment of such Covered Shares (“Installment”) shall begin on the Grant Date and end as described in the following schedule (but only if the Participant has not had a Termination of Service before the end of the Restricted Period):

[[VESTING SCHEDULE]]

As approved by Compensation Committee August 6, 2018

(b)        Notwithstanding the foregoing provisions of this Section 3, the Restricted Period for the Covered Shares shall cease immediately, and the Covered Shares shall become immediately and fully vested, upon (i) a Change in Control that occurs on or before the Participant’s Termination of Service or (ii) upon the Participant’s Termination of Service due to Disability or death.

(c)        In the event the Participant’s Termination of Service, other than as provided in subsection (b) above, occurs prior to the expiration of one or more Restricted Periods, the Participant shall forfeit all rights, title and interest in and to any Installment(s) of Covered Shares still subject to a Restricted Period as of the Participant’s Termination of Service date.

For purposes of this Award Agreement “Disability” shall mean that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s employees.

(d)        In consideration of receiving the Award, Participant agrees to the following restrictive covenants during Participant’s employment and for a period of one year after any Termination of Service:

(i)         Participant will not, directly or indirectly, either for himself/herself, or any entity which competes with Employer: (1) induce or attempt to induce any employee of Employer with whom Participant had significant contact to leave the employ of the Employer; (2) in any way interfere with the relationship between Employer and any employee of the Employer with whom Participant had significant contact; or (3) induce or attempt to induce any customer, supplier, licensee, or business relation of Employer with whom Participant had significant contact to cease doing business with Employer or in any way interfere with the relationship between the Employer and its respective customers, suppliers, licensees or business relations with whom Participant had significant contact.

(ii)        Participant will not, directly or indirectly, either for himself/herself, or any entity which competes with Employer, solicit the business of, or provide any products, activities or services which compete in whole or in part with the products, activities or services of the Employer to any person or entity known to Participant to be a customer of the Employer, where Participant, or any person reporting to Participant, had significant contact with such person or entity during his/her employment with Employer.

(iii)        Participant agrees not to directly or indirectly use, disclose, copy or make lists of any confidential information, including customer names and any personal financial information, for the benefit of anyone other than Employer except to the extent that such information is or thereafter becomes lawfully available from public sources, such disclosure is authorized in writing by the Employer, or required by law or any competent administrative agency or judicial authority.  All records, files, documents and other materials or copies thereof relating to the business of the Employer remain the sole property of the Employer and Participant shall return and not otherwise use such materials following termination of Employment.

(iv)       By accepting this Award, Participant acknowledges that the restrictions contained in this Section 3(d) are reasonable and necessary for the protection of the legitimate business interests of the Employer, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Employer and such interests, and that such restrictions were a material inducement to the Employer entering into this Award Agreement.  In the event Participant breaches or threatens to breach any of the foregoing covenants, Employer shall be entitled to seek any appropriate legal or equitable relief, including injunctive relief.

(v)        If a court of competent jurisdiction determines that any provision of this Section 3(d) is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Award Agreement and all other provisions shall remain in full force and effect.  The various covenants and provisions of this Award Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Award Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.

Section 4.        Delivery of Shares.  Delivery of Stock or other amounts under this Award Agreement and the Plan shall be subject to the following:

(a)        Compliance with Applicable Laws.  Notwithstanding any other provision of this Award Agreement or the Plan, the Company shall have no obligation to deliver any Stock or make any other distribution of benefits under this Award Agreement or the Plan unless such delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

(b)        Certificates.  To the extent that this Award Agreement and the Plan provide for the issuance of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

Section 5.        Withholding.  All deliveries of Covered Shares pursuant to this Award Agreement shall be subject to withholding of all applicable taxes.  The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs or Designated Beneficiaries) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery date of any certificate or certificates for Stock under this Award Agreement.  At the election of the Participant, subject to the rules and limitations as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which Participant is otherwise entitled under the Plan.

Section 6.        Non-Transferability of Award.  During the Restricted Period, the Participant shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose of any Covered Shares awarded under this Award.

Section 7.        Dividends.  The Participant shall be entitled to receive dividends and distributions paid on the Covered Shares during the Restricted Period;  provided, however, that no dividends or distributions shall be payable to or for the benefit of the Participant with respect to record dates for such dividends or distributions occurring before or prior to the Grant Date, or with respect to record dates for such dividends or distributions occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares.

Section 8.        Voting Rights.  The Participant shall be entitled to vote the Covered Shares during the Restricted Period; provided, however, that the Participant shall not be entitled to vote Covered Shares with respect to record dates for any Covered Shares occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares.

Section 9.       Deposit of Restricted Stock Award.  Each certificate issued with respect to Covered Shares awarded under this Award Agreement and subject to the restrictions contained herein, shall be registered in the name of the Participant and shall be retained by the Company, or an agent of the Company, until the end of the Restricted Period with respect to such Covered Shares.

Section 10.      Heirs and Successors.  This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights of the Participant or benefits distributable to the Participant under this Award Agreement have not been settled or distributed, respectively, at the time of the Participant’s death, such rights shall be settled and payable to the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Award Agreement and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require.  The designation of beneficiary form may be amended or revoked from time to time by the Participant.  If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been payable to the Participant and shall be payable to the legal representative of the estate of the Participant.  If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the settlement of Designated Beneficiary’s rights under this Award Agreement, then any rights that would have been payable to the Designated Beneficiary shall be payable to the legal representative of the estate of the Designated Beneficiary.

Section 11.      Administration.  The authority to manage and control the operation and administration of this Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement or the Plan by the Committee and any decision made by it with respect to this Award Agreement or the Plan are final and binding on all persons.

Section 12.     Plan Governs.  Notwithstanding anything in this Award Agreement the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Award Agreement are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.  Notwithstanding anything in this Award Agreement to the contrary, in the event of any discrepancies between the corporate records and this Award Agreement, the corporate records shall control.

Section 13.      Not an Employment Contract.  The Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

Section 14.      No Rights As Shareholder.  Except as otherwise provided herein, the Participant shall not have any rights of a shareholder with respect to the Covered Shares, until Stock has been duly issued and delivered to Participant.

Section 15.      Amendment.  This Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written Award Agreement of the Participant and the Company without the consent of any other person.

Section 16.      Governing Law.  This Award Agreement, the Plan, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Illinois without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 17.     Section 409A Amendment.  The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A.  Participant’s acceptance of this Award constitutes acknowledgement and consent to such rights of the Committee.

Section 18.      Trade Secrets; Whistleblower.  Notwithstanding any provision of Section 3(d) of this Award Agreement to the contrary:

(a)        Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Accordingly, Participant has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.  Participant also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.  Nothing in this Award Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).  Nothing in this Award Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.

(b)        Nothing contained in Section 3(d) of this Award Agreement shall limit Participant’s ability to file a charge or complaint with any governmental, administrative or judicial agency (each, an “Agency”) pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”).  Participant acknowledges that Section 3(d) of this Award Agreement does not limit (i) his ability to communicate, in connection with a charge or complaint pursuant to any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to the Employer, or (ii) his right to receive an award for information provided to such Agency pursuant to any Whistleblower Program.

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IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in its name and on its behalf, all as of the Grant Date and the Participant acknowledges acceptance of the terms and conditions of this Award Agreement.

MIDLAND STATES BANCORP, INC.

By:
Its: Chief Executive Officer

PARTICIPANT

[[FIRSTNAME]] [[LASTNAME]]

BY ACCEPTING THIS AWARD, THE PARTICIPANT ACKNOWLEDGES RECEIPT OF A COPY OF THE PLAN AND THE PROSPECTUS FOR THE PLAN, PURSUANT TO WHICH THE SHARES OF STOCK AWARDED HEREBY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

PRIOR TO THE SALE OF ANY SHARES OF STOCK RECEIVED UNDER THE PLAN, IT IS SUGGESTED THAT THE PARTICIPANT READ THE PLAN PROSPECTUS, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY’S HUMAN RESOURCES DEPARTMENT AND IS ALSO ACCESSIBLE ON THE COMPANY’S EQUITY AWARD SOFTWARE PROGRAM WHERE PARTICIPANT ACCESSED THIS AWARD AGREEMENT.